EXHIBIT 10.2

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, EVP & CFO Media Contact: David Schull 305-446-2700
FOR IMMEDIATE RELEASE:
Equity One, Inc. Announces Withdrawal of Its $17.00 per Share Offer
for Cedar Shopping Centers, Inc. Outstanding Common Stock
NORTH MIAMI BEACH, FL; August 8, 2005 – Equity One, Inc. (NYSE: EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern United States and the Boston, Massachusetts metropolitan area, announced today that it has been advised by the Board of Directors of Cedar Shopping Centers, Inc. (NYSE: CDR) that Cedar is not prepared to respond to Equity One’s offer by the 9:00 a.m. deadline on Monday, August 8, 2005. Furthermore, Equity One has received no indication that Cedar intends to withdraw the nine million share common stock offering which Cedar commenced on August 3, 2005, as Equity One had required as a condition to its offer. Therefore, in accordance with its terms, Equity One considers its offer rejected by Cedar and deems it to be withdrawn as of 9:00 a.m. on Monday, August 8, 2005.
“We are disappointed that Cedar was unable to discuss with us or consider our offer in a timely fashion and are even more concerned that they are apparently continuing with their proposed nine million share offering,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “As we said at the outset, the nine million share offering will be highly dilutive to Cedar’s existing shareholders and is an expensive way to finance Cedar’s growth. We remain concerned that a continuation of the common stock offering will constrain Cedar’s future earnings growth, and could jeopardize the security of Cedar’s common stock dividend. We continue to believe that our offer, which provided a nearly 14% premium to Cedar’s trading price prior to its announcement, would have provided superior value to Cedar’s common stockholders.”
About Equity One, Inc.
Equity One is a real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 19.5 million square foot portfolio consists of 188 properties encompassing 128 supermarket-anchored shopping centers, eight drug store-anchored shopping centers, 43 retail-anchored shopping centers, six development parcels and three commercial properties, as well as a non-controlling interest in one unconsolidated joint venture. For additional information, please visit our web site at http://www.equityone.net.
Forward Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in Equity One’s geographic markets; the availability of properties for acquisition; the timing and financial results of property dispositions; the success of Equity One’s efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.